b. 3.(i) Articles of Incorporation
  Articles of Incorporation

  STATE OF DELAWARE
  SECRETARY OF STATE
  DIVISION OF CORPORATIONS
  FILED 09:00 AM  07/20/1998
  981280672 - 2922445

                          CERTIFICATE OF INCORPORATION

                                      OF

                          GARDEN BAY INTERNATIONAL, LTD.

  FIRST.  The name of this corporation shall be:

  GARDEN BAY INTERNATIONAL, LTD.

  SECOND.   It's registered office in the State of Delaware is to be located
At 1013 Centre Road, in the City  of Wilmington, County of New Castle, 19805,
and its registered agent at such address   is THE COMPANY  CORPORATION.

  THIRD.   The purpose or purposes of the corporation shall be: To engage in
Any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

  FOURTH.  The total number of shares of stock which this corporation is
authorized   to issue is:

     One Hundred Million (100,000,000) shares of which Eighty Million
(80,000,000) shares   with a par value of One Tenth of One Mil (0.0001) each,
amounting to Eight Thousand Dollars ($8,000.00)   are Common stock and Twenty
Million shares with a par value of One Tenth of One Mil ($0.0001) each, amountingto Two Thousand Dollars ($2,000.00) are Preferred Stock.

  FIFTH.   The name and mailing address of the incorporator is as follows:

     Neysa Webb
     The Company Corporation
     1013 Centre Road
     Wilmington, DE  19805

  SIXTH.   The Board of Directors shall have the power to adopt, amend or
Repeal the  by-laws.

  IN WITNESS WHEREOF, The undersigned, being the incorporator hereinbefore
named,   has executed, signed and acknowledged this certificate of
incorporation this twentieth day of   July, A.D. 1998.


  //Neysa Webb//
  Neysa Webb
  Incorporator